Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer Phone (610) 321-6225 William C. Roberts Senior Director, Corporate Communications Phone (610) 321-6288

VIROPHARMA ANNOUNCES COMPLETION OF CONVERTIBLE OFFERING

- Company Also Announces Underwriters’ Exercise of Option to Purchase Additional $25 Million of Notes -

Exton, PA, March 26, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the completion of its offering of $250 million aggregate principal amount of Convertible Senior Notes due March 2017, pursuant to a registration statement filed last week with the Securities and Exchange Commission. This amount includes the exercise of the option by the underwriters to purchase an additional $25 million aggregate principal amount of Notes from ViroPharma.

The Notes will pay interest semiannually at a rate of 2.00 percent per annum. The Notes will be convertible, in certain circumstances, at an initial conversion rate of 52.9998 shares per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $18.87 per share, and a 32.50 percent conversion premium based on the last reported sale price of $14.24 per share of ViroPharma’s common stock on March 20, 2007. Upon conversion, holders will receive shares of common stock, subject to ViroPharma’s option to irrevocably elect to settle all future conversions in cash up to the principal amount of the Notes, and shares for any excess.

The net proceeds of $241.8 million after deducting estimated discounts, commissions, and expenses will be used to fund general corporate purposes including strategic investments or acquisitions of products, technologies or complementary businesses. No commitments or agreements have currently been made for any specific acquisitions. ViroPharma applied $23.3 million of the net proceeds of this offering towards the cost of hedge transactions, including a purchased call option and the issuance of a warrant in connection with the offering:

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The Company paid approximately $92.3 million for the purchased call option, which is exercisable at the initial conversion price of the Notes. The call option is expected to reduce the potential dilution to ViroPharma’s common stock upon future conversions of the Notes.

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Separately, and concurrently with entering into the purchased call option, the Company also entered into warrant transactions with institutional counterparties whereby the Company sold warrants for approximately $69.0 million to purchase shares of its common stock at a strike price of $24.92 per share, which is 75 percent higher than the closing price of ViroPharma’s common stock on the date of the pricing of the Notes, March 20, 2007.

ViroPharma estimates the net proceeds from this offering, after deducting estimated discounts, commissions, and expenses and the cost of hedge transactions, including the purchased call option and the issuance of the warrant will be approximately $218.5 million.

Goldman, Sachs & Co. was the sole book running manager for the offering and CreditSuisse and Piper Jaffray were co-managers for the offering.

About the Offering

The Notes were offered pursuant to an effective shelf registration statement. ViroPharma has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Printed copies of the final prospectus supplement relating to the offering may also be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The company’s actual results may vary depending on a variety of factors. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K filed for the period ending December 31, 2006 with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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